Exhibit 99.1

VSE Reports Financial Results for Third Quarter 2010

Quarterly Revenue and Income Decline; Operating Margin Improves

ALEXANDRIA, Va.--(BUSINESS WIRE)--October 28, 2010--VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for its third quarter ended September 30, 2010.

Financial Results

	Three months ended September 30,			Nine months ended September 30,
(in thousands, except per-share data and percentages)	2010	2009	% Change	2010	2009	% Change
Revenues	$212,943	$263,068	(19.1)%	$653,592	$758,632	(13.8)%
Operating income	$11,845	$12,502	(5.3)%	$30,449	$30,435	-
Operating margin	5.6%	4.8%	Up 80 bp	4.7%	4.0%	Up 70 bp
Net income	$7,218	$7,726	(6.6)%	$18,719	$18,808	(0.5)%
Diluted EPS	$1.39	$1.50	(7.3)%	$3.61	$3.66	(1.4)%

For the third quarter of 2010, revenues were $212.9 million compared to $263.1 million in the third quarter of 2009. For the first nine months of 2010, revenues were $653.6 million compared to $758.6 million for the first nine months of 2009.

The decrease in revenues for the third quarter and the first nine months of 2010 as compared to the third quarter and first nine months of 2009 resulted primarily from a decrease in revenues associated with pass-through work performed under our U.S. Army CECOM Rapid Response contract (“R2”). These decreases were partially offset by increased revenues derived from direct labor services provided to Federal Civilian agencies and provided by our recently acquired Akimeka, LLC subsidiary, increases in Foreign Military Sales (“FMS”) ship repair and transfer services, and an increase in engineering and design services provided to the U. S. Army.

Operating income for the third quarter of 2010 was $11.8 million (5.6% of revenue) compared to $12.5 million (4.8% of revenue) in the third quarter of 2009. For the first nine months of 2010, operating income was $30.4 million (4.7% of revenue), compared to $30.4 million (4.0% of revenue) for the first nine months of 2009.

Operating income declined for the third quarter and was substantially unchanged for first nine months of 2010 compared to the same periods of 2009. The decreases in operating income resulted primarily from the decline in revenues on our R2 contract and revenue decreases associated with equipment refurbishment services at U. S. locations. These decreases were partially offset by profits from the increased revenues resulting from our strategy to increase our direct labor services, and from increases in our engineering and design services and FMS ship repair and transfer services.

Increases in our direct labor revenue, which is performed by our own employees and carries a higher profit margin, are resulting in higher operating margins on lower overall revenue. Notwithstanding, some of the increased margin improvement for the three months ended September 30, 2010 and 2009 is attributable to an annual incentive fee recognition under our U.S. Treasury Department Seized Asset Program.

Our IT, Energy, and Management Consulting segment continues to deliver particularly strong results in 2010. This segment’s revenues increased 33% for the third quarter and 23% for the first nine months of 2010 as compared to the same periods of 2009. Operating income for this segment increased 41% for the third quarter and 35% for the first nine months of 2010 as compared to the same periods of 2009. This segment includes the results of operations of Akimeka since the acquisition date of August 19, 2010.

Net income for the third quarter of 2010 was $7.2 million, or $1.39 per diluted share, compared to $7.7 million, or $1.50 per diluted share in the third quarter of 2009. Net income for the first nine months of 2010 was $18.7 million, or $3.61 per diluted share, compared to $18.8 million, or $3.66 per diluted share, for the first nine months of 2009.

Funded contract backlog at September 30, 2010 was $493 million compared to $476 million at December 31, 2009.

Operational Highlights in Third Quarter 2010

  We acquired Akimeka, LLC, a health services information technology consulting company headquartered in Hawaii with offices in Virginia, Florida and Texas. Most of Akimeka's customers are in the Military Health System. Core expertise lies in E-health; Enterprise Architecture; Information Assurance/Business Continuity; Public Safety; Web Based Technologies and Systems Design and Integration.
  Our Federal Group was awarded a five-year ID/IQ prime contract to continue work under U.S. Army CECOM's "Rapid Response-Third Generation (R2-3G). The award was one of several new multiple award omnibus contracts and the VSE Team consists of multiple subcontractors to support contract requirements.
  Our Energetics Incorporated subsidiary was awarded a three-year $21.7 million contract to support the U.S. Department of Energy (DOE), Office of Electricity Delivery and Energy Reliability (OE) in Washington, DC. The contract entails support for two of OE’s main programs, the Electricity Research and Development program and the Smart Grid Investment Grant program.
  Our International Group was awarded a 10-year ID/IQ contract potentially worth up to $80 million to provide support services to the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF). The scope of work includes comprehensive services to provide nationwide and U.S. Territory coverage for transportation, storage, management & disposition of property that has been seized by the U.S. Government.
  Our International Group was awarded a seven-month interim contract worth $25.9 million to provide continued support services to the U.S. Department of Treasury. The scope of work includes comprehensive services to provide nationwide and U.S. Territory coverage for transportation, storage, management and disposition of property that has been seized by the U.S. Government.

Commenting on VSE's financial results for the third quarter of 2010, Maurice "Mo" Gauthier, VSE's CEO said, "We continue to experience the effects of delayed Federal contract awards and reduced revenue levels based significantly on expiring pass-through work under a single DoD contract. However, our focus on strategic efforts to improve profitability is paying off, as demonstrated by consistent incremental increases in our profit margins. We are performing more direct labor associated with our services and pursuing markets that offer potential for additional direct labor services. As of September 30, 2010, our total employee count is 2,809. Our workforce has been strengthened further by the addition of approximately 200 employees through the Akimeka acquisition, specifically in the area of Health IT. We continue to concentrate our efforts on IT, energy and management consulting services, legacy systems sustainment, operational support for the warfighter, and engineering support for foreign military sales.”

About VSE

VSE is a diversified Federal Services company of choice with over 50 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

VSE Corporation and Subsidiaries
Unaudited Consolidated Financial Statements

Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,963	$8,024
Receivables, principally U.S. Government, net	145,076	175,185
Deferred tax assets	1,522	2,036
Other current assets	10,355	7,979
Total current assets	158,916	193,224

Property and equipment, net	40,055	24,683
Intangible assets	25,866	9,336
Goodwill	35,649	19,530
Other assets	9,910	7,217
Deferred tax assets	484	-
Total assets	$270,880	$253,990

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$7,222	$ -
Accounts payable	65,911	112,995
Accrued expenses	34,379	34,069
Dividends payable	312	258
Total current liabilities	107,824	147,322

Long-term debt	12,778	-
Deferred compensation	5,762	3,934
Deferred income taxes	-	324
Long-term lease obligations	17,500	1,100
Other liabilities	8,031	-
Total liabilities	151,895	152,680

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 5,192,202 and 5,170,190, respectively	260	258
Additional paid-in capital	15,557	15,720
Retained earnings	103,168	85,332
Total stockholders’ equity	118,985	101,310
Total liabilities and stockholders’ equity	$270,880	$253,990

VSE Corporation and Subsidiaries
Consolidated Financial Statements

Consolidated Statements of Income (Unaudited)
(in thousands except share and per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Revenues	$212,943	$263,068	$653,592	$758,632

Contract costs	200,248	250,144	621,538	727,393

Selling, general and administrative expenses	850	422	1,605	804

Operating income	11,845	12,502	30,449	30,435

Interest expense (income), net	61	3	75	(116)

Income before income taxes	11,784	12,499	30,374	30,551

Provision for income taxes	4,566	4,773	11,655	11,743

Net income	$7,218	$7,726	$18,719	$18,808

Basic earnings per share	$1.39	$1.51	$3.61	$3.67

Basic weighted average shares outstanding	5,192,202	5,131,869	5,188,217	5,124,937

Diluted earnings per share	$1.39	$1.50	$3.61	$3.66

Diluted weighted average shares outstanding	5,192,202	5,146,454	5,188,217	5,138,700

Dividends declared per share	$ 0.060	$ 0.050	$0.170	$0.145

VSE Corporation and Subsidiaries
Consolidated Financial Statements

Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	For the nine months
	ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$18,719	$18,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,479	5,576
Loss (gain) on sale of property and equipment	70	(139)
Deferred taxes	(294)	(300)
Stock-based compensation	830	787
Excess tax benefits on stock-based compensation	-	(13)
Changes in operating assets and liabilities, net of impact of acquisition:
Receivables, net	37,923	35,445
Other current assets and noncurrent assets	(4,919)	2,070
Accounts payable and deferred compensation	(45,767)	(43,238)
Accrued expenses	(3,013)	343
Other liabilities	57	108

Net cash provided by operating activities	10,085	19,447

Cash flows from investing activities:
Purchases of property and equipment	(3,631)	(7,135)
Proceeds from the sale of property and equipment	-	150
Cash paid for acquisition, net of cash acquired	(29,841)
Contingent consideration payments	(1,845)	(1,646)

Net cash used in investing activities	(35,317)	(8,631)

Cash flows from financing activities:
Borrowings on loan arrangement	159,614	146,243
Repayments on loan arrangement	(139,614)	(152,919)
Dividends paid	(829)	(716)
Excess tax benefits on stock-based compensation	-	13
Proceeds from the exercise of stock options	-	31

Net cash provided by (used in) financing activities	19,171	(7,348)

Net (decrease) increase in cash and cash equivalents	(6,061)	3,468
Cash and cash equivalents at beginning of period	8,024	638
Cash and cash equivalents at end of period	$1,963	$4,106

CONTACT:
VSE News Contact:
Christine Peters, 703-329-3263